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News Release

Nextel Partners, Inc. 4500 Carillon Point Kirkland, WA 98033 (425) 576-3600
Contacts: Investors: Alice Kang (425) 576-3696 Media: Bob Ratliffe (206) 979-4254

Nextel Partners CEO Speaks at Investor Conference

    KIRKLAND, Wa—October 31, 2000—The following are excerpts of an investor presentation given Tuesday afternoon in New York in which Nextel Partners, Inc. (NASDAQ: NXTP) CEO, Chairman and President John Chapple reiterated points made in the company's third quarter earnings call and discussed the company's performance during the last quarter and other issues of importance to the company. The excerpts include information that may not have been explicitly stated in the company's most recent earnings call and are intended to provide all investors with meaningful excerpts of company comments consistent with the new fair disclosure guidelines of the Securities and Exchange Commission.

    "We continue to focus on the business customer and are enjoying increasing penetrations into the white collar and national accounts sector. In the third quarter, approximately 30% of our net adds were from this demographic. Approximately 90% of our customers are business users who we believe are a natural fit for data offerings. We are very well positioned in that we have a data friendly network with packet and expect that by year end, 90% of our customers' phones will be data capable."

    "We believe we have the necessary spectrum to achieve our business plan. Because we operate in mid-sized and smaller markets, we believe we do not need as much spectrum as operators in larger urban markets. When we were initially funded in January 1999, our average spectrum position in these larger markets was approximately 7.5 MHz. Since then, we have opportunistically arranged to acquire spectrum from various operators and, with Nextel, participated in the first round of the lower 230 auction to increase our spectrum position in these markets to, on average, approximately 10.5 MHz. We participated in the auction of the first 150 channels of the lower 230 800 MHz spectrum with Nextel. Jointly, we acquired rights to 950 unencumbered channels of which Nextel Partners will now fund and acquire 500 for a cost of less than $14 million. Based on the fact that, currently, approximately 40% of our network traffic is Direct Connect, which is twice as efficient spectrum-wise as an interconnect call, this 10.5 MHz translates into approximately 14.7 MHz for a typical PCS operator where 100% of the network is interconnect and the interconnect technology used is 3 to 1. Based on this, we believe we have a strong spectrum position. We will, however, continue to pursue spectrum opportunistically as we consider the future. We plan to participate in the lower 80 auction with Nextel which is expected to take place in November."

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners' actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel Partners' current expectations regarding the relevant matter or subject area. Such risks and uncertainties include those that are described from time to time in Nextel Partners' reports filed with the SEC, including Nextel Partners' Registration Statement on Form S-4 filed on October 23, 2000, and Form 10-Q Quarterly Reports for the fiscal quarters ended March 31 and June 30 of 2000.

    Nextel Partners, Inc. (NASDAQ: NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 30 states where more than 50 million people reside. Nextel Partners offers its customers the same fully integrated digital wireless communications services available from Nextel including digital cellular, text/numeric paging and Nextel Direct Connect®—a unique digital two-way radio feature—all in a single wireless phone. Nextel Partners customers can seamlessly access these services anywhere on Nextel's or Nextel Partners' all-digital mobile network. Nextel and Nextel Partners currently serve 98 of the top 100 U.S. markets. To learn more about Nextel Partners, visit our web site at www.nextelpartners.com. To learn more about Nextel's services, visit www.nextel.com.

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Nextel Partners CEO Speaks at Investor Conference